UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 8/12/05

Pingchuan Pharmaceutical, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	333-52472	58-2258912
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification Number)
of incorporation)

32 Ganshui Road, Harbin, Heilongjiang, P.R. China
(Address of principal executive offices) (Zip Code)

 (86451) 8721-3712
Registrant's telephone number, including area code

ITEM 4.01: Changes in Registrant’s Certifying Accountant

On August 12, 2005, the auditors of Pingchuan Pharmaceutical, Inc. (“PGCN”) resigned. On that date, the auditors, Jimmy C. H. Cheung & Co., of Hong Kong, submitted to PGCN’s board of directors a letter entitled “Disengagement of Audit and Engagement Services.” In that letter, the auditors stated as follows: “Information has come to our attention that makes us no longer able to rely on management’s representations and has made us unwilling to be associated with the financial statements prepared by management.” The subject matters to which the auditors referred in their letter were a number of recent press releases, on which the auditors commented as follows: “The recent press releases issued by the Company contained inaccurate information on the Company’s activities and are inconsistent with the documentations provided to us for review.” Management communicated with the auditors concerning the press releases and tendered a corrective press release, but the auditors resigned before the press release was made public.

The corrective press release appeared on the PR Newswire service at 9:36 am Eastern Time on Friday, August 12, 2005. However, by that time the auditors had already resigned in Hong Kong, which is approximately 12 hours earlier. The auditors have been authorized to respond fully to the inquiries of PGCN’s successor accountant concerning the subject matter of such events.

Cheung & Co.’s reports on our financial statements for the fiscal years ended December 31, 2004 (consolidated) and December 31, 2003, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the fiscal years ended December 31, 2004 (consolidated) and December 31, 2003, and up to the events reported in Cheung & Co.’s resignation letter of August 12, 2005, there were no disagreements between Cheung & Co. and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Cheung & Co.’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

Pursuant to Item 304(a)(3) of Regulation S-B, these disclosures in this Form 8-K were provided to the former auditors, Jimmy C. H. Cheung & Co., via email and fax transmission on August 17, 2005, and they were requested to furnish the letter set forth as Exhibit A, indicating they had no disagreement with the statements made in this Form 8-K.

EXHIBIT INDEX

Exhibit No.            Description of Exhibit

     16                    Letter from Jimmy C. H. Cheung & Co

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  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pingchuan Pharmaceutical, Inc.

Dated this 17th day of August, 2005.	By:	/s/ Mr. Hu Zhanwu
Mr. Hu Zhanwu President

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